Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact:	Sue Neumann: 314-656-5691
www.smurfit-stone.com

SMURFIT-STONE TO RECOGNIZE GOODWILL IMPAIRMENT CHARGES OF $2.7 BILLION

•                  $2.7 billion, or $10.73 per share, non-cash charges to write off goodwill and other intangible assets

•                  Expect fourth quarter 2008 net loss of $11.04 per share, including impairment charges and other unusual items

CREVE COEUR, Mo., and CHICAGO, March  2, 2009 — Smurfit-Stone Container Corporation today announced it will recognize in the fourth quarter of 2008 non-cash charges of $2,761 million, or $10.73 per diluted share, related to the impairment of goodwill and other intangible assets. These charges resulted from significant decline in value of its equity securities and debt instruments and downward pressure placed on earnings by the weakening U.S. economy. The goodwill consisted primarily of amounts recorded in connection with the Company’s merger with Stone Container Corporation in November 1998.  The Company does not expect to incur any cash expenditures related to these impairment charges.

For the fourth quarter ended December 31, 2008, the Company expects to report a net loss of $2,836 million, or $11.04 per diluted share, on sales of $1.53 billion. In addition to the impairment charges, the 2008 results include restructuring charges of $40 million, a loss of $12 million related to certain ineffective interest rate swap contracts and non-cash foreign currency gains of $17 million.  For the fourth quarter of 2007, the Company reported a net profit of $41 million, or $0.16 per diluted share, on total sales of $1.84 billion. The 2007 results included restructuring income of $29 million, non-cash foreign currency losses of $5 million and a $5 million income tax benefit due to a reduction in the Canadian statutory income tax rates.

The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2008, on or before March 17, 2009.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers and is one of the world’s largest paper recyclers.  The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated from time to time in the company’s Securities and Exchange Commission filings.